EXHIBIT 99.2

Results

contact: Walter Parks, Executive Vice President/CAO

(949) 699-3922

THE WET SEAL, INC. ANNOUNCES

FISCAL 2003 SECOND QUARTER RESULTS

FOOTHILL RANCH, CA, August 21, 2003 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported a net loss of $0.45 per diluted share for the second quarter ended August 2, 2003. This compares with net earnings of $0.12 per diluted share for the second quarter last year. For the six-month period, the company posted a net loss of $0.74 per diluted share, versus net income of $0.39 per diluted share for the corresponding prior year period.

Net sales for the second quarter totaled $126.0 million, compared with $146.2 million for the second quarter a year ago. For the first half of the year, net sales totaled $249.7 million, compared with $302.8 million for the first six months of fiscal 2002. Comparable store sales declined 19.8 percent in the current second quarter and 22.8 percent for the six-month period. This compares with a comparable store sales increase of 1.6 percent for the second quarter a year ago and a 4.9 percent increase in comparable store sales for the first six months of last fiscal year.

“During the second quarter, we were pleased to report sequential month-over-month improvement in sales trends,” said Walter Parks, executive vice president and chief administrative officer. “We also continue to focus on streamlining operations and capturing additional savings to bring our cost structure more in line with current sales. Clearly, we are in a rebuilding phase and look forward to a recovery as we pursue our long-term growth objectives under the stewardship of our new chief executive.”

As previously reported, Peter D. Whitford, former Disney Stores executive, joined the company in late June as chief executive officer. The company also made a number of senior executive appointments yesterday, aimed at improving the performance of its Wet Seal stores and strengthening its internal systems and planning departments.

Gross profit as a percentage of sales was 14.5 percent for the quarter and 17.2 percent for the six-month period. This compares with 30.3 percent and 32.0 percent, respectively, for the second quarter and six-month period a year ago. Almost half of the 15.8 percent decrease in the gross margin for the quarter, stems from lower sales over which to leverage occupancy and buying costs. The remaining 7.8 percent is attributable to greater markdown activity and a slightly lower initial markup.

Selling, general and administrative (SG&A) expenses of $39.4 million in the second quarter were roughly flat with SG&A of $39.3 million in the prior year period, reflecting more effective management of payroll costs on a per store basis, a reduction in advertising expenditures and greater efficiencies in the company’s Distribution Center, which included a 9 percent drop in the freight cost per unit. For the six-month period, SG&A expenses totaled $77.6 million, compared with $78.9 million for the first half of fiscal 2002.

At August 2, 2003, the company had cash and investments of approximately $90 million and no debt. At the end of the quarter, inventory at cost totaled $48.7 million.

Capital expenditures for the six-month period were $11.0 million, reflecting costs associated with 26 new store openings and 17 store remodels during the first half of the year. This compares with capital expenditures of $29.5 million for the first half of last fiscal year which included the opening of 30 new stores and various upgrades and remodels. The company believes that total capital expenditures for the current fiscal year will be less than $15 million.

During the second quarter, the company opened 4 Wet Seal Stores and 2 Arden B. stores, bringing the total number of stores in operation at the end of the quarter to 622, versus 588 a year ago. The company closed 4 Wet Seal/Contempo stores and 1 Arden B. store during the quarter.

To date, the company has repurchased nearly 1,072,000 shares since the share repurchase program was authorized by the board of directors in October 2002.

Parks added, “Following the close of the second quarter, we have seen modest improvement in comparable store sales. Although it is still very early in the third quarter, if the current sales trend continues through to quarter’s end, we would expect a net loss for the third quarter of between $0.22 and $0.26 per share, with gross margins as a percentage of sales to be in the range of 20 percent to 24 percent and SG&A expense to be similar to, or below, last year’s third quarter.”

The company will host a conference call at 9:00 a.m. Pacific Time today to further review these results. To listen to the call, please dial (800) 310-6649 and provide ID# 197593. A replay of the call will be available through August 28, 2003. To access the replay, please call (888) 203-1112 and provide the ID number above. Any questions regarding the conference call should be directed to the company’s investor relations department at (949) 699-4007.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 622 stores in 47 states, the District of Columbia and Puerto Rico, including 488 Wet Seal stores, 103 Arden B. stores and 31 Zutopia stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

— tables to follow —

THE WET SEAL, INC.

SUMMARY STATEMENT OF OPERATIONS

(000'S OMITTED, EXCEPT SHARE DATA)

(UNAUDITED)

	Quarter Ended		Six Months Ended
	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002

Net Sales	$126,039	$146,158	$249,654	$302,778
Gross Margin	18,297	44,235	43,022	96,779
S, G & A expense	39,379	39,272	77,602	78,864
Operating income (loss)	(21,082)	4,963	(34,580)	17,915
Interest income	424	903	825	1,903
Income (loss) before taxes	(20,658)	5,866	(33,755)	19,818
Provision for income taxes (benefit)	(7,230)	2,200	(11,814)	7,432
Net income (loss)	$(13,428)	$3,666	$(21,941)	$12,386
Net income (loss) per share, basic	$(0.45)	$0.12	$(0.74)	$0.41
Net income (loss) per share, diluted	$(0.45)	$0.12	$(0.74)	$0.39
Weighted average shares outstanding, basic	29,608,362	30,351,080	29,591,762	30,236,446
Weighted average shares outstanding, diluted	29,608,362	31,691,653	29,591,762	31,648,146

THE WET SEAL, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	August 2, 2003	February 1, 2003
ASSETS
Cash and cash equivalents	$18,535	$21,969
Short-term investments	48,484	39,237
Income tax receivable	15,638	11,561
Merchandise inventory	48,738	31,967
Other current assets	9,067	18,370
Total current assets	140,462	123,104
Property and equipment, net	108,143	109,781
Long-term investments	22,924	33,639
Goodwill, net	6,323	6,323
Other assets	11,611	11,778
Total assets	$289,463	$284,625

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable	$12,213	$13,827
Accounts payable—merchandise	49,799	22,248
Accrued liabilities	22,630	22,520
Total current liabilities	84,642	58,595
Deferred rent	9,657	9,315
Other long-term liabilities	5,606	5,392
Total long-term liabilities	15,263	14,707
Total stockholders' equity	189,558	211,323
Total liabilities and stockholders' equity	$289,463	$284,625

Note—Certain reclassifications have been made to the prior year financial statements to conform with the fiscal 2003 presentation.

THE WET SEAL, INC.

SELECTED DATA

(UNAUDITED, IN THOUSANDS)

	Six Months Ended
	August 2, 2003	August 3, 2002
Capital Expenditures
First Quarter	$8,836	$20,680
Second Quarter	2,162	8,823
Year-to-date	$10,998	$29,503

Depreciation & Amortization
First Quarter	$6,695	$5,172
Second Quarter	6,645	5,130
Year-to-date	$13,340	$10,302

Interest Income—Net
First Quarter	$401	$1,000
Second Quarter	424	903
Year-to-date	$825	$1,903

THE WET SEAL, INC.

STORE OPERATING DATA

(UNAUDITED, IN THOUSANDS)

	Six Months Ended
	August 2, 2003	August 3, 2002

The Wet Seal, Inc. Store Count

Beginning of quarter	621	579
Opened	6	16
Closed	(5)	(7)
Quarter-to-date	622	588

Beginning of year	606	571
Opened	26	30
Closed	(10)	(13)
Year-to-date	622	588

THE WET SEAL, INC.

STORE OPERATING DATA

(UNAUDITED, IN THOUSANDS)

	Six Months Ended
	August 2, 2003	August 3, 2002

Wet Seal/Contempo Casuals Store Count

Beginning of quarter	488	460
Opened	4	11
Closed	(4)	(4)
Quarter-to-date	488	467

Beginning of year	476	457
Opened	20	20
Closed	(8)	(10)
Year-to-date	488	467

	Six Months Ended
	August 2, 2003	August 3, 2002

Arden B Store Count

Beginning of quarter	102	87
Opened	2	4
Closed	(1)	(1)
Quarter-to-date	103	90

Beginning of year	100	84
Opened	5	7
Closed	(2)	(1)
Year-to-date	103	90

	Six Months Ended
	August 2, 2003	August 3, 2002

Zutopia Store Count

Beginning of quarter	31	32
Opened	—	1
Closed	—	(2)
Quarter-to-date	31	31

Beginning of year	30	30
Opened	1	3
Closed	—	(2)
Year-to-date	31	31